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(CENTERPOINT ENERGY LOGO)                       For more information contact
                                                MEDIA:
                                                LETICIA LOWE
                                                Phone  713.207.7702
                                                INVESTORS:
                                                MARIANNE PAULSEN
                                                Phone  713.207.6500



FOR IMMEDIATE RELEASE                                                Page 1 of 1
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     CENTERPOINT ENERGY FILES EXCHANGE OFFER REGISTRATION STATEMENT FOR ITS
              $575 MILLION, 3.75% CONVERTIBLE SENIOR NOTES DUE 2023

         HOUSTON, TX - MARCH 8, 2005 - CenterPoint Energy, Inc. (NYSE: CNP) today announced that it has filed a Form S-4 registration statement with the Securities and Exchange Commission (SEC) regarding a proposed offer to exchange its outstanding $575 million principal amount 3.75 percent Convertible Senior Notes due 2023 (Existing Notes) for new 3.75 percent Convertible Senior Notes, Series B, due 2023 (New Notes). The terms of the New Notes are substantially identical to the terms of the Existing Notes, except that the New Notes will contain a net share settlement feature that, upon conversion, provides for the principal amount of the New Notes to be settled in cash and the excess value to be settled, at the company's option, in cash, shares or a combination thereof, as well as an additional change in control feature.

         A registration statement relating to these securities has been filed by CenterPoint Energy, Inc. with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Security holders are urged to read the exchange offer materials, when available, including the registration statement on Form S-4 (File No. 333-123182) filed with the SEC, as amended from time to time, the prospectus, the Schedule TO and the other materials related to the proposed exchange offer, because they contain important information. These and other documents relating to the proposed exchange offer, when they are filed with the SEC, may be obtained free at the SEC's Web site at www.sec.gov, or from us by request in writing or by telephone to CenterPoint Energy, Inc., Attn: Investor Relations, P.O. Box 4567, Houston, Texas 77210-4567, (713) 207-6500.


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